SMITH BARNEY MUNI FUNDS

Instrument of the Trustees Establishing and Designating
Classes of Shares of the Trust


	WHEREAS, pursuant to Section 6.9(g) of the Declaration of Trust of Smith Barney Muni Funds dated as of April 23, 1986 (the "Trust"), the Trustees of the Trust may establish and designate classes of shares within any series of shares of beneficial interest of the Trust by an instrument signed by a majority of such Trustees; and

	WHEREAS, the Trust currently has eight series (each, a "Portfolio") consisting of (i) the National Portfolio, the Florida Portfolio, the New York Portfolio, the Pennsylvania Portfolio and the Georgia Portfolio, each of which consists of Class A, Class B, Class C and Class Y shares of beneficial interest, $.001 par value per share ("Shares"); (ii) the Limited Term Portfolio, which consists of Class A, Class C and Class Y Shares; and (iii) the California Money Market Portfolio and the New York Money Market Portfolio, each of which consists of Class A and Class Y Shares.

	NOW THEREFORE, the Trustees hereby redesignate all Class C shares of the National Portfolio, Florida Portfolio, New York Portfolio, Pennsylvania Portfolio, Georgia Portfolio and Limited Term Portfolio outstanding as of the date hereof and all Class C shares of each such Portfolio authorized but unissued as of the date hereof as Class L shares from and after the date hereof, the preferences, privileges, limitations and rights, including voting and dividend rights of such class of shares of each such Portfolio to be as set forth in the Trust's Declaration of Trust.

	The undersigned, consisting a majority of the Trustees of the Trust, hereby execute this instrument as of the 12th day of June, 1998.



_______________________				__________________________
Donald R. Foley 					Heath B. McLendon



_______________________				__________________________
John P. Toolan 					Paul Hardin



_______________________
Roderick C. Rasmussen
u\legalfunds\sbmu\1998\secdocs\inoftr